                                                                    EXHIBIT 99.5

Financial Statements of

STERLING PULP CHEMICALS, LTD.
(in United States dollars)

Years ended September 30, 2002, 2001 and 2000

INDEPENDENT AUDITORS' REPORT


To the Stockholder of
Sterling Pulp Chemicals, Ltd.

We have audited the accompanying balance sheets of Sterling Pulp Chemicals Ltd. (the "Company") as of September 30, 2002 and 2001 and the related statements of operations, changes in stockholder's equity and cash flows for each of the three years in the period ended September 30, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2002 and 2001 and the results of its operations and its cash flows for each of the three years in the period ended September 30, 2002 in conformity with accounting principles generally accepted in the United States of America.

These financial statements are not prepared in accordance with Canadian generally accepted accounting principles and may not satisfy the reporting requirements of Canadian statues and regulations. In addition, since these financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, the financial position, results of operations and cash flows might be significantly different than if the financial statements had been prepared in accordance with Canadian generally accepted accounting principles.

/s/ DELOITTE & TOUCHE LLP

Chartered Accountants

Mississauga, Ontario, Canada
November 1, 2002, except as to Note 1, which is as of December 13, 2002

  COMMENTS BY AUDITOR ON CANADA-UNITED STATES OF AMERICA REPORTING DIFFERENCE

As discussed in Note 1, on July 16, 2001, the Debtors (as defined in Note 1) filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The accompanying financial statements do not purport to reflect or provide for the consequences of the bankruptcy proceedings. In particular, such financial statements do not purport to show (a) as to assets, their realizable value on a liquidation basis or their availability to satisfy liabilities; (b) as to pre-petition liabilities, the amounts that may be allowed for claims or contingencies or the status and priority thereof; (c) as to stockholder accounts, the effect of any changes that may be made in the capitalization of the Company; or (d) as to operations, the effect of any changes that may be made in the Company's business.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, Sterling Chemicals Inc's (the Company's parent) recurring losses from operations raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also discussed in Note 1. The financial statements do not include adjustments that might result from the outcome of this uncertainty.

STERLING PULP CHEMICALS, LTD.
BALANCE SHEETS
(U.S. DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

                                                                      September 30,
                                                                 ----------------------
                                                                   2002          2001
                                                                 --------      --------
ASSETS

CURRENT
  Cash and cash equivalents                                      $  2,786      $     --
  Accounts receivable, net                                         19,589        18,995
  Due from related parties                                          2,637         2,010
  Inventories (Note 2)                                              5,555         7,434
  Prepaid expenses                                                  1,195           871
                                                                 --------      --------
                                                                   31,762        29,310

Property, plant and equipment, net (Note 2)                        59,372        62,761
Other assets (Note 2)                                               2,944         2,534
                                                                 --------      --------
                                                                 $ 94,078      $ 94,605
                                                                 ========      ========

LIABILITIES

CURRENT
  Accounts payable                                               $ 12,915      $  9,551
  Due to related parties                                            2,887         4,144
  Accrued liabilities (Note 2)                                      4,788         3,912
  Current portion of long-term debt - external (Note 3)             4,141         1,206
                                                                 --------      --------
                                                                   24,731        18,813

Long-term debt - external (Note 3)                                  1,093        18,798
Long-term debt - note payable (Note 3)                             13,741        13,813
Deferred income taxes (Note 4)                                      8,164         9,171
Deferred credits and other liabilities (Note 2)                     4,256         4,182
                                                                 --------      --------
                                                                   51,985        64,777
                                                                 --------      --------

COMMITMENTS AND CONTINGENCIES (Notes 1, 6)

STOCKHOLDER'S EQUITY

  Additional paid-in capital                                       18,604        18,604
  Retained earnings                                                34,392        21,897
  Accumulated other comprehensive loss                            (10,904)      (10,674)
                                                                 --------      --------
                                                                   42,093        29,828
                                                                 --------      --------
                                                                 $ 94,078      $ 94,605
                                                                 ========      ========

The accompanying notes are an integral part of these financial statements.

STERLING PULP CHEMICALS, LTD.
STATEMENTS OF OPERATIONS
(U.S. DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

                                                   Year ended September 30,
                                             ----------------------------------
                                               2002         2001         2000
                                             --------     --------     --------

REVENUES                                     $134,553     $134,989     $132,730

COST OF GOODS SOLD                            108,115      112,859      111,165
                                             --------     --------     --------
GROSS PROFIT                                   26,438       22,130       21,565

SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES                                      6,406        5,962        9,496
INTEREST AND DEBT RELATED
  EXPENSES, NET (Note 3)                        1,277        2,662        4,550
                                             --------     --------     --------
INCOME BEFORE INCOME TAXES                     18,755       13,506        7,519

PROVISION FOR INCOME TAXES (Note 4)             6,260        4,975        2,945
                                             --------     --------     --------
NET INCOME                                   $ 12,495     $  8,531     $  4,574
                                             ========     ========     ========


The accompanying notes are an integral part of these financial statements.

STERLING PULP CHEMICALS, LTD.
STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY
(U.S. DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

                                                                                      Accumulated
                                      Common Stock        Additional                    Other
                                   ------------------       Paid-In      Retained    Comprehensive
                                   Shares      Amount       Capital      Earnings    (Loss) Income     Total
                                   ------      ------      --------      --------    -------------   --------

Balance, September 30, 1999           1         $ 1        $ 16,871      $ 14,470      $ (8,838)     $ 22,504
Net capital contributions            --          --           7,714            --            --         7,714
Dividends                            --          --              --        (5,678)           --        (5,678)
Comprehensive income:
  Net income                         --          --              --         4,574            --
  Translation adjustment             --          --              --            --          (336)
    Comprehensive income                                                                                4,238
                                    ---         ---        --------      --------      --------      --------

Balance, September 30, 2000           1           1          24,585        13,366        (9,174)       28,778
Net capital distributions            --          --          (5,981)           --            --        (5,981)
Comprehensive income:
  Net income                         --          --              --         8,531            --
  Translation adjustment             --          --              --            --        (1,500)
    Comprehensive income                                                                                7,031
                                    ---         ---        --------      --------      --------      --------

Balance, September 30, 2001           1           1          18,604        21,897       (10,674)       29,828
Comprehensive income:
  Net income                         --          --              --        12,495            --
  Pension adjustment                 --          --              --            --           192
  Translation adjustment             --          --              --            --          (422)
    Comprehensive income                                                                               12,265
                                    ---         ---        --------      --------      --------      --------
Balance, September 30, 2002           1         $ 1        $ 18,604      $ 34,392      $(10,904)     $ 42,093
                                    ===         ===        ========      ========      ========      ========


The accompanying notes are an integral part of these financial statements.

STERLING PULP CHEMICALS, LTD.
STATEMENTS OF CASH FLOWS
(U.S. DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

                                                                      Year ended September 30,
                                                                ------------------------------------
                                                                  2002          2001          2000
                                                                --------      --------      --------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                    $ 12,495      $  8,531      $  4,574
  Adjustments to reconcile net income to net
    cash provided by operating activities:
      Depreciation and amortization                                9,195         8,476         8,865
      Deferred tax expense (benefit)                                (966)        1,304         1,247
      Other                                                           26           (31)          (31)

  Changes in assets/liabilities:
    Accounts receivable                                             (672)         (912)         (406)
    Inventories                                                    1,893        (1,765)       (1,026)
    Prepaid expenses                                                (349)         (348)           51
    Due from related parties                                      (1,870)        2,633          (271)
    Other assets                                                    (572)       (1,283)          142
    Accounts payable                                               3,406          (633)        1,936
    Accrued liabilities                                              905        (4,798)         (867)
    Other liabilities                                                 --            89           503
                                                                --------      --------      --------
  Net cash provided by operating activities                       23,491        11,263        14,717
                                                                --------      --------      --------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures                                            (5,697)       (5,127)       (4,325)
                                                                --------      --------      --------
  Net cash used in investing activities                           (5,697)       (5,127)       (4,325)
                                                                --------      --------      --------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from issuance of long-term debt                           --        20,004            --
   Repayment of long-term debt                                   (14,800)      (19,534)      (20,987)
   Debt issuance costs                                              (206)       (1,007)           --
   Dividends                                                          --            --        (5,678)
   Net capital distribution to parent                                 --        (5,981)           --
   Net capital contribution from parent                               --            --         7,714
                                                                --------      --------      --------
   Net cash provided by (used in) financing activities           (15,006)       (6,518)      (18,951)
                                                                --------      --------      --------
Effect of United States/Canadian exchange rate on cash                (2)          382            78
                                                                --------      --------      --------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                                                 2,786            --        (8,481)
CASH AND CASH EQUIVALENTS,  BEGINNING OF YEAR                         --            --         8,481
                                                                --------      --------      --------
CASH AND CASH EQUIVALENTS,  END OF YEAR                         $  2,786      $     --      $     --
                                                                ========      ========      ========

Supplemental disclosures of cash flow information:
  Income taxes paid                                             $ (3,899)     $ (1,953)     $   (696)
  Interest paid, net of interest income received                $   (814)     $ (1,130)     $ (4,663)

The accompanying notes are an integral part of these combined financial statements.

STERLING PULP CHEMICALS, LTD.
NOTES TO THE FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Sterling Pulp Chemicals, Ltd., (the "Company"), manufactures chemicals for use primarily in the pulp and paper industry at four plants in Canada. These plants produce sodium chlorate, a chemical used primarily to make chlorine dioxide, which in turn is used by pulp mills in the pulp bleaching process. The Company also produces sodium chlorite at one of its Canadian locations and oversees construction of large-scale chlorine dioxide generators for the pulp and paper industry.

        The Company is a separate wholly-owned subsidiary of Sterling Canada, Inc. (the "Parent"), which is a wholly-owned subsidiary of Sterling Chemicals Inc. ("Chemicals").

        BASIS OF PRESENTATION

        On July 16, 2001 (the "Petition Date"), Chemicals and most of its U.S. subsidiaries (collectively, the "Debtors") filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code ("Bankruptcy Code") in the U.S. Bankruptcy Court for the Southern District of Texas (the "Bankruptcy Court") and began operating their business as debtors-in-possession pursuant to the Bankruptcy Code.

        None of the Chemicals' Canadian businesses, including the Company, were included in the Chapter 11 filings.

        The filing of the Chapter 11 petitions was driven by the Debtors' inability to meet their funded debt obligations over the long-term, largely brought about by weak demand for petrochemicals products caused by declines in general worldwide economic conditions, the relative strength of the U.S. dollar (which caused the Debtors' export sales to be at a competitive disadvantage) and higher raw material and energy costs. As a result of these conditions, the Debtors incurred significant operating losses. Chapter 11 is designed to permit debtors to preserve cash and to give debtors the opportunity to restructure their debt. During the pendency of the Chapter 11 cases, with approval of the Bankruptcy Court, the Debtors have assumed favorable pre-petition contracts and leases, rejected unfavorable pre-petition contracts and leases and entered into purchase and sale agreements to otherwise dispose of assets. Most of these actions will be consummated on or before the effective date of the Debtors' plan of reorganization (the "Plan").

        The consummation of the Plan is the primary objective of the Debtors. On May 14, 2002, the Debtors filed the Plan with the Bankruptcy Court, along with an accompanying Disclosure Statement. As a result of negotiations among the key creditor constituencies in the Chapter 11 cases, including Resurgence Asset Management, L.L.C. ("Resurgence"), the single largest unsecured creditor and a proposed equity investor in the reorganized company, a revised Plan and Disclosure Statement were filed with the Bankruptcy Court on September 13, 2002. The Plan and the Disclosure Statement were further revised on October 7, 2002 and October 11, 2002, in connection with the hearing in the Bankruptcy Court to consider the adequacy of the Disclosure Statement. The approval of the Disclosure Statement and the authorization to commence the solicitation of votes was made subject to the conduct of an alternative plan process. As part of that process, alternative plan proposals were required to be submitted by no later than October 28, 2002. However, no such proposals were received by the deadline. On October 11, 2002, the Bankruptcy Court issued an order approving the Disclosure Statement and authorizing the Debtors to commence the process of soliciting votes to accept or reject the Plan and established a confirmation objection and voting deadline of November 13, 2002. The Plan was approved by a large percentage of votes cast and, on November 20, 2002, the Plan was confirmed by the Bankruptcy Court.

STERLING PULP CHEMICALS, LTD.
NOTES TO THE FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        The Plan provides for the sale of the Debtors' pulp chemicals business, which includes the Company, to Superior Propane Inc. ("Superior") and the transfer of the Debtors' acrylic fibers business pursuant to a management buyout for little or no consideration effective upon consummation of the Plan, and for the continuation of the Debtors' core petrochemicals business as restructured under the Plan. A portion of the net proceeds from the sale of the pulp chemicals business, $80 million, will remain with the Debtors and will be used to fund the Debtors' obligations under the Plan and to support future operations of the restructured petrochemicals business. The remaining net proceeds will be allocated to the holders of the 12 3/8% Senior Secured Notes, who will also receive approximately $93 million in secured notes in satisfaction of their claims. As part of the Plan, on December 6, 2002, Holdings was merged into Chemicals. Holdings' classes of equity interests were eliminated, and the holders of Holdings' 13 1/2% Senior Secured Discount Notes were issued 65,000 shares of new common equity of Chemicals. On the effective date of the Plan, these shares will constitute 1.3% of the new common equity interests in Chemicals. Unsecured creditors and stockholders of Holdings will not receive any distribution under the Plan due to their structural subordination and the absence of assets at Holdings. Unsecured creditors of the Debtors (other than unsecured creditors of Holdings), which include holders of Chemicals' 11 1/4% Senior Subordinated Notes and 11 3/4% Senior Subordinated Notes, will share in the remaining common equity ownership of the restructured petrochemicals business, along with Resurgence and its affiliated client accounts (the "Investor"). The Investor has agreed to provide equity funding of $30 million in exchange for certain new preferred equity interests in the reorganized company and to underwrite an additional $30 million of equity funding through a rights offering for common equity interests in the reorganized company. Each holder of an allowed general unsecured claim will receive its pro rata share of 11.7% of the new Chemicals' shares to be issued pursuant to the Plan. All or a portion of certain unsecured claims will be paid in full if contracts associated with their claim are assumed pursuant to the Plan. Following the satisfaction or waiver of certain conditions, Chemicals expects the Plan to become effective on or before December 31, 2002, at which time the Debtors will emerge from Chapter 11.

        Certain Bankruptcy Implications

        The Debtors have continued to operate the respective businesses and manage the properties in the ordinary course without prior approval from the Bankruptcy Court. Transactions outside of the ordinary course of business, including certain types of capital expenditures, certain sales of assets and certain requests for additional financing, require approval by the Bankruptcy Court.

        The Debtors' emergence from Chapter 11 in accordance with the Plan is dependent upon several factors, including:

        o consummation of the sale of the Debtors' pulp chemicals business to Superior,

        o transfer of the Debtors' acrylic fibers facility pursuant to a management buyout,

        o       receipt of investment funds from Resurgence and

        o       finalization of a new secured revolving credit facility.

STERLING PULP CHEMICALS, LTD.
NOTES TO THE FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        While no assurance can be provided, Chemicals believes that it will satisfactorily complete these items and emerge from Chapter 11.

        The ability of the Debtors to continue as a going concern is dependent upon the Debtors' emergence from Chapter 11 with the capital structure contemplated under the Plan. As the Debtors can give no assurance that they will accomplish any of the foregoing, there is substantial doubt about Chemicals' and the Debtors' ability to continue as a going concern. The accompanying financial statements do not purport to reflect or provide for the consequence of the bankruptcy proceedings and do not include any adjustments that might result from the outcome of the going concern uncertainty.


        SIGNIFICANT ACCOUNTING POLICIES

        The significant accounting policies of the Company are described below.

        The financial statements of the Company are presented in accordance with accounting principles generally accepted in the United States of America ("U.S.") and have been translated from Canadian dollars, the Company's functional currency, to U.S. dollars, the reporting currency of the Parent, following the guidelines established by Statement of Financial Accounting Standards ("SFAS") No. 52 "Foreign Currency Translation".

        Cash and cash equivalents

        The Company considers all investments with an original maturity of three months or less to be cash equivalents.

        Inventories

        Inventories are stated at the lower of cost and market. Cost is determined on the first-in, first-out basis, except for stores and supplies that are valued at average cost.

        The Company enters into agreements with other companies to exchange chemical inventories in order to minimize working capital requirements and to facilitate distribution logistics. Balances related to quantities due to or payable by the Company are included in inventory.

        Property, plant, and equipment

        Property, plant, and equipment are recorded at cost. The Company capitalizes major renewals and improvements that extend the useful lives of equipment; repair and maintenance expenses are charged to operations as incurred. Disposals are removed at carrying costs less accumulated depreciation with any resulting gain or loss reflected in operations. Depreciation is provided using the straight-line method over estimated useful lives ranging from 3 to 25 years, with the predominant life of plant and equipment being 15 years.

STERLING PULP CHEMICALS, LTD.
NOTES TO THE FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        Impairment of long-lived assets

        Impairment tests of long-lived assets are made when conditions indicate their carrying costs may not be recoverable. Such impairment tests are based on a comparison of undiscounted future cash flows to the carrying cost of the asset. If an impairment is indicated, the asset value is written down to its estimated fair value.

        Investment tax credits

        Investment tax credits are accounted for using the flow-through method whereby the investment tax credit is treated as a reduction of income taxes for the year in which the credit arises.

        Patents

        The costs of patents are amortized on a straight-line basis over their estimated useful lives, which approximate ten years.

        Income taxes

        The Company files separate federal Canadian tax returns, as well as returns in the provinces in which it operates. Deferred income taxes are recorded to reflect the tax effect of the temporary differences between the financial reporting basis and the tax basis of assets and liabilities.

        Revenue recognition

        The Company generates revenues through sales in the open market pursuant to short-term and long-term contracts with its customers. The Company recognizes revenue from sales as the products are shipped and collection is reasonably assured. Revenues associated with the constructing of chlorine dioxide generators are recognized using the percentage of completion method based on cost incurred compared to total estimated cost. The Company also receives prepaid royalties for use of its chlorine dioxide generator technology, which are recognized as revenues over the royalty period of ten years. The Company classifies amounts billed to customers for shipping and handling as revenues, with the related shipping and handling costs included in cost of goods sold.

        Foreign currency translation

        The Company's functional currency is the Canadian dollar. The Parent's reporting currency is the United States dollar. For financial reporting purposes, assets and liabilities denominated in Canadian dollars are translated into United States dollars at year-end exchange rates and revenues and expenses are translated at the average monthly exchange rates. Translation adjustments are included as a component of accumulated other comprehensive income, while transaction gains and losses are included in operations when incurred.

        Earnings per share

        All issued and outstanding shares of the Company are held by the Parent. Accordingly, earnings per share information is not presented.

STERLING PULP CHEMICALS, LTD.
NOTES TO THE FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        Environmental costs

        Environmental costs are expensed as incurred unless the expenditures extend the economic useful life of the relevant assets. Costs that extend the economic life of assets are capitalized and depreciated over the remaining life of those assets. Liabilities are recorded when environmental assessments or remedial efforts are probable and the cost can be reasonably estimated.

        Disclosures about fair value of financial instruments

        In preparing disclosures about the fair value of financial instruments, the Company has assumed that the carrying amount approximates fair value for cash and cash equivalents, accounts receivable, accounts payable and certain accrued liabilities due to the short maturities of those instruments. The fair values of long-term debt instruments are estimated based upon quoted market values (if applicable) or on the current interest rates available to the Company for debt with similar terms and remaining maturities. Considerable judgment is required in developing these estimates and, accordingly, no assurance can be given that the estimated values presented herein are indicative of the amounts that would be realized in a free market exchange.

        Accounting estimates

        The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

        New accounting standards

        In July 2001, the Financial Accounting Standards Board issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that all business combinations be accounted for under the purchase method and further requires separate identification and recognition of intangible assets, other than goodwill. The statement applies to all business combinations initiated after June 30, 2001.

        SFAS No. 142 requires that an intangible asset that is acquired shall be initially recognized and measured based on its fair value. The statement also provides that goodwill should not be amortized, but shall be tested for impairment annually, or more frequently if circumstances indicate potential impairment, through a comparison of fair value to its carrying amount. SFAS No. 142 is effective for fiscal periods beginning after December 15, 2001. The Company believes that the adoption of SFAS No. 141 or 142 will not have a significant impact on its financial statements.

        In August 2001, the Financial Accounting Standards Board issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143, which must be applied to fiscal years beginning after June 15, 2002, addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The Company is in the process of evaluating the impact of SFAS No. 143 on its financial statements.

STERLING PULP CHEMICALS, LTD.
NOTES TO THE FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        In August 2001, the Financial Accounting Standards Board issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. The Company is currently evaluating the impact of SFAS No. 144 on its financial statements.

        In April 2002, the Financial Accounting Standards Board issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145 eliminates Statement No. 4 and as a result, gains and losses from extinguishment of debt should be classified as extraordinary items only if they meet the criteria in APB Opinion No. 30. SFAS No. 145 amends SFAS No. 13, "Accounting for Leases," to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. SFAS No. 145 also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings or describe their applicability under changed conditions. The provisions of this Statement related to the rescission of SFAS No. 4 apply to fiscal years beginning after May 15, 2002. The provisions of this Statement related to SFAS No. 13 apply to transactions occurring after May 15, 2002. All other provisions of this Statement are effective for financial statements issued on or after May 15, 2002. The adoption of SFAS No. 145 is not expected to have a significant impact on the Company's financial statements.

        In July 2002, the FASB issued SFAS No. 146, "Accounting For Costs Associated with Exit or Disposal Activities." SFAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002. The Company has not yet adopted SFAS No. 146 nor determined the effect of the adoption of SFAS No. 146 on the financial position or results of operations.

        Reclassification

        Certain amounts reported in the financial statements for the prior periods have been reclassified to conform with the current financial statement presentation with no effect on the net income (loss) or stockholder's equity.

STERLING PULP CHEMICALS, LTD.
NOTES TO THE FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

2.      DETAILS OF CERTAIN BALANCE SHEET ACCOUNTS

                                                          September 30,
                                                  --------------------------
                                                     2002             2001
                                                  ---------        ---------
                                                    (Dollars in Thousands)

Inventories:
  Finished products                               $   2,889        $   4,647
  Raw materials                                         157              201
                                                  ---------        ---------
Inventories, at cost                                  3,046            4,848
Inventories under exchange agreements                   (63)              80
Stores and supplies                                   2,572            2,506
                                                  ---------        ---------
                                                  $   5,555        $   7,434
                                                  =========        =========

Property, plant and equipment:
  Land                                            $   1,338        $   1,345
  Buildings                                          11,372           13,083
  Plant and equipment                               116,839          111,058
                                                  ---------        ---------
Property, plant and equipment, at cost              129,549          125,486
Less accumulated depreciation                       (70,177)         (62,725)
                                                  ---------        ---------
                                                  $  59,372        $  62,761
                                                  =========        =========

Other assets:
  Debt placement fees, net                        $     787        $   1,007
  Capitalized project costs                           1,917            1,358
  Prepaid pension asset                                 116              169
  Other                                                 124               --
                                                  ---------        ---------
                                                  $   2,944        $   2,534
                                                  =========        =========

Accrued liabilities:
  Accrued compensation                            $   1,480        $     565
  Accrued interest                                       --              136
  Pension liability                                   1,087              602
  Other                                               2,221            2,609
                                                  ---------        ---------
                                                  $   4,788        $   3,912
                                                  =========        =========

Deferred credits and other liabilities:
  Accrued pension liability                       $     308        $     279
  Accrued postretirement benefits
    other than pensions                               3,948            3,903
                                                  ---------        ---------
                                                  $   4,256        $   4,182
                                                  =========        =========

STERLING PULP CHEMICALS, LTD.
NOTES TO THE FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

3.      LONG-TERM DEBT

        Note payable

        On August 20, 1992, the Company entered into an agreement for a $109.1 million demand note facility with Sterling NRO, Ltd ("Sterling NRO"). Sterling NRO is also owned by the Parent and is therefore related by virtue of common control. The note has no scheduled terms of repayment and interest is calculated and payable monthly in arrears at 1.5% above the Bank of Nova Scotia prime rate. Interest expensed for the years ended September 30, 2002, 2001 and 2000 was nil, $2.3 million and $4.5 million, respectively. Principal repayments for the years ended September 30, 2002 and 2001 were nil and $19.3 million, respectively. Effective July 13, 2001, Sterling NRO waived any further earned interest on the note payable.

        External Debt

        As of July 11, 2001, the Company entered into a financing agreement with CIT Business Credit (Canada) Inc. ("CIT Canada") to provide up to the Canadian dollar equivalent of U.S. $30 million (the "Canadian Financing Agreement"). The initial advance under this facility, approximately U.S. $20 million, was used by the Company to discharge a portion of an intercompany debt and was ultimately transferred to the Debtors through an intercompany loan. The intercompany loan was approved by the Bankruptcy Court's interim order entered on July 18, 2001 and final order entered on September 14, 2001, which is a subject of the appeal of the final order discussed above. Under the Plan, the intercompany loan will be extinguished concurrent with the Debtors' emergence from Chapter
        11. The initial term of the Canadian Financing Agreement extends to July 2004. CIT Canada has been notified of the expected termination of the Canadian Financing Agreement that will occur concurrent with the sale of the Debtors' pulp chemicals business to Superior. All outstanding balances under the Canadian Financing Agreement will be paid from the proceeds of the sale.

        Available credit under the CIT Canada revolver is generally subject to a borrowing limit equal to the lesser of Cdn. $25 million and the amount determined as follows: 85% of eligible accounts receivable, plus the lesser of 50% of the aggregate amount of the obligations outstanding and 65% of the value of eligible inventory. As of September 30, 2002 the Company has no outstanding obligations against the borrowing base.

        At September 30, 2002 and 2001, $5.2 million (against the term loan) and $20 million (against the term loan and the revolver), respectively, was drawn under the Canadian Financing Agreement. Borrowings under the Canadian Financing Agreement bear interest at the CIBC Bank Rate (as defined in the Canadian Financing Agreement) plus between 2.0% and 2.5%, or at the LIBOR Rate plus 3.5%.

        The Canadian Financing Agreement contains numerous covenants, including, but not limited to, restrictions on the ability to incur indebtedness, create liens and sell assets, as well as maintenance of certain financial covenants.

STERLING PULP CHEMICALS, LTD.
NOTES TO THE FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

3.      LONG-TERM DEBT (CONTINUED)

        DEBT MATURITIES

        The estimated remaining principal payments on the external debt of are as follows:

Year ending
September 30,                                Dollars in Millions
------------                                 -------------------

2003                                               $ 4.1
2004                                                 1.1
2005                                                   -
2006                                                   -
2007                                                   -
                                                   -----
Total                                              $ 5.2
                                                   =====

4.      INCOME TAXES

        Deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and the financial reporting amounts. A reconciliation of the Canadian income taxes to the Canadian effective tax provision follows:

                                                                            Year ended September 30,
                                                                    -----------------------------------------
                                                                     2002              2001            2000
                                                                    -------          -------          -------
                                                                              (Dollars in Thousands)

Provision for federal income tax at the statutory rate              $ 4,273          $ 3,713          $ 2,308
Provincial income taxes at the statutory rate                         2,251            2,072            1,114
Federal and provincial manufacturing and
   processing tax credits                                              (264)            (810)            (476)
                                                                    -------          -------          -------
                                                                    $ 6,260          $ 4,975          $ 2,946
                                                                    =======          =======          =======



        The provision for Canadian income taxes is composed of the following:

                                            Year ended September 30,
                                    ----------------------------------------
                                     2002             2001            2000
                                    -------          -------         -------
                                             (Dollars in Thousands)
Current federal                     $ 4,712          $ 2,135         $ 1,107
Deferred federal                       (703)             768             725
Current provincial                    2,630            1,640             611
Deferred provincial                    (379)             432             503
                                    -------          -------         -------
                                    $ 6,260          $ 4,975         $ 2,946
                                    =======          =======         =======

STERLING PULP CHEMICALS, LTD.
NOTES TO THE FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

4.      INCOME TAXES (CONTINUED)

        The components of the Company's deferred income tax assets and liabilities are summarized below:


                                                     September 30,
                                              --------------------------
                                                2002              2001
                                              --------          --------
                                                 (Dollars in Thousands)
Deferred tax assets:
  Accrued liabilities                         $    136          $    452
  Accrued postretirement cost                    1,418             1,522
  Investment tax credits                            --               115
                                              --------          --------
                                                 1,554             2,089

Deferred tax liabilities:
  Property, plant and equipment                 (9,718)          (11,260)
                                              --------          --------
Net deferred tax liabilities                  $ (8,164)         $ (9,171)
                                              ========          ========


5.      EMPLOYEE BENEFITS

        Employee Savings Plan

        The Company introduced an Employee Savings Plan for all eligible full-time Canadian employees with an effective date of October 1, 2000. Each participant has the option to contribute a percentage of his or her earnings to the Canadian savings plan, with no limit on the maximum percentage contributed. The Company will match 100% of a participant's contributions, to the extent such contributions do not exceed 3.5% of such participant's cash compensation (excluding bonuses, profit sharing, and similar types of compensation). The Company has recorded an expense of $0.3 and $0.2 million related to the Savings Plan for the fiscal years ended September 30, 2002 and 2001, respectively.

        Profit Sharing and Bonus Plans

        In January of 1997, Holdings' Board of Directors, upon recommendation of its Compensation Committee, approved the establishment of a Profit Sharing Plan that is designed to benefit all qualified employees, and a Bonus Plan that is designed to provide certain exempt salaried employees of the Company with the opportunity to earn bonuses, depending, among other things, on the annual financial performance of Holdings.

        The Company has recorded (income) and expense of nil, ($0.1) million and $0.9 million related to the Profit Sharing Plan and nil, nil and $1.1 million related to the Bonus Plan for each of the fiscal years ended September 30, 2002, 2001 and 2000, respectively.

STERLING PULP CHEMICALS, LTD.
NOTES TO THE FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

5.      EMPLOYEE BENEFITS (CONTINUED)

        Phantom Stock Plan

        The Company had a phantom stock plan for all eligible full-time Canadian employees. The effective date of this Plan was August 21, 1996 and the expiration date was December 31, 2000. At the end of each plan year, the plan administrator established a "determined percentage" for the preceding plan year. This percentage was then multiplied by each participant's compensation for the plan year to determine the award amount. The award amount was then divided by the fair market value of one share of the common stock of Holdings, as of December 31 of that plan year, to determine the number of rights to be credited to the participant. Upon termination of employment, the benefit amount becomes payable to the participant. The benefit amount is the number of vested rights in the participant's account, multiplied by the fair market value of one share of common stock of Holdings as of the most recent valuation date.

        The Company has recorded (income) and expense of nil, $(0.4) million and $0.2 million related to the phantom stock plan for the fiscal years ended September 30, 2002, 2001 and 2000, respectively.

STERLING PULP CHEMICALS, LTD.
NOTES TO THE FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

5.      EMPLOYEE BENEFITS (CONTINUED)

        Retirement Benefit Plans

        The Company sponsors defined benefit and defined contribution pension plans which cover all salaried and wage employees.

        Information concerning the pension obligation, plan assets, amounts recognized in the Company's financial statements and underlying actuarial assumptions is stated below.

                                                                 September 30,
                                                         --------------------------
                                                           2002              2001
                                                         --------          --------
                                                            (Dollars in Thousands)
Change in benefit obligation:
  Benefit obligation at beginning of year                $ 19,470          $ 17,608
  Currency rate conversion                                    430              (855)
  Service cost                                                863               713
  Interest cost                                             1,491             1,293
  Plan amendments                                              --               196
  Actuarial loss (gain)                                      (257)              985
  Benefits paid                                              (486)             (470)
                                                         --------          --------
  Benefit obligation at end of year                      $ 21,511          $ 19,470
                                                         ========          ========

Change in plan assets:
  Fair value at beginning of year                        $ 14,856          $ 17,817
  Currency rate conversion                                     59              (865)
  Actual return on plan assets                               (475)           (2,348)
  Employer contributions                                    1,394               722
  Benefits paid                                              (486)             (470)
                                                         --------          --------
  Fair value at end of year                              $ 15,348          $ 14,856
                                                         ========          ========

Development of net amount recognized:
  Funded status                                          $ (6,163)         $ (4,614)
  Supplemental retirement plan                               (418)               --
  Unrecognized cost:
    Actuarial loss                                          5,082             3,449
    Prior service cost                                        412               453
                                                         --------          --------
Net amount recognized                                    $ (1,087)         $   (712)
                                                         ========          ========

Amounts recognized in the balance sheet:
  Prepaid pension asset                                  $    116          $    170
  Accrued pension liability                                (1,395)             (882)
  Accumulated other comprehensive income                      192                --
                                                         --------          --------
Net amount recognized                                    $ (1,087)         $   (712)
                                                         ========          ========

STERLING PULP CHEMICALS, LTD.
NOTES TO THE FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

5.      EMPLOYEE BENEFITS (CONTINUED)

        Net periodic pension costs for the defined benefit pension plans consist of the following components:

                                                                           September 30,
                                                              ---------------------------------------
                                                               2002             2001            2000
                                                              -------         -------         -------
                                                                       (Dollars in Thousands)

Components of net pension costs:
  Service cost-benefits earned during the year                $   863         $   713         $   716
  Interest on projected benefit obligation                      1,491           1,293           1,240
  Expected return on plan assets                               (1,369)         (1,281)         (1,144)
  Net amortization:
    Actuarial loss (gain)                                         240             (89)             28
    Prior service cost                                             41              27              (2)
                                                              -------         -------         -------
Net pension costs                                             $ 1,266         $   663         $   838
                                                              =======         =======         =======

Weighted average assumptions:
  Discount rate                                                   7.3%            7.3%            7.5%
  Rates of increase in salary compensation level                  5.0%            4.5%            4.5%
  Expected long-term rate of return on plan assets                8.0%            7.5%            7.5%

        Postretirement Benefits Other than Pensions

        The Company provides health care benefits and life insurance benefits for retired employees. Substantially all employees become eligible for these benefits at normal retirement age. The cost of these benefits is accrued during the period in which the employee renders the necessary service.

        Information with respect to the plan obligation, the funded status, amounts recognized in the financial statements and underlying actuarial assumptions is stated below.


                                                               September 30,
                                                        ------------------------
                                                          2002             2001
                                                        -------          -------
                                                          (Dollars in Thousands)
Change in benefit obligation:
  Benefit obligation at beginning of year               $ 5,551          $ 4,751
  Service cost                                              119              238
  Interest cost                                             192              355
  Actuarial loss (gain)                                  (2,822)             407
  Benefits paid                                             (30)            (200)
                                                        -------          -------
Benefit obligation at end of year                       $ 3,010          $ 5,551
                                                        =======          =======

Development of net amount recognized:
  Funded status                                         $(3,010)         $(5,551)
  Currency rate conversion                                  240              191
  Unrecognized cost:
  Actuarial loss (gain)                                  (2,396)             267
                                                        -------          -------
Net amount recognized                                   $(5,166)         $(5,093)
                                                        =======          =======

        The Company allocated $1.2 million and $1.2 million to a company related by common control for the years ended September 30, 2002 and 2001, respectively, based upon the number of employees at each Canadian location.

STERLING PULP CHEMICALS, LTD.
NOTES TO THE FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

5.      EMPLOYEE BENEFITS (CONTINUED)

        Net periodic plan costs consist of the following components:

                                                                      September 30,
                                                           ------------------------------------
                                                            2002            2001           2000
                                                           -----           -----          -----
                                                                  (Dollars in Thousands)

Components of net plan costs:
  Service cost                                             $ 119           $ 238          $ 314
  Interest cost                                              192             355            329
  Net amortization of actuarial (gain) loss                 (160)              7             16
                                                           -----           -----          -----
Net plan costs                                             $ 151           $ 600          $ 659
                                                           =====           =====          =====

Weighted-average assumptions:
  Discount rate                                             6.75%           7.25%          7.50%
  Rate of compensation increase                             4.00%           4.00%          4.00%

        The weighted average annual assumed health care trend rate is 11% for 2002. The rate is assumed to decrease gradually to 6% in 2006 and remain level thereafter. Assumed health care cost trend rates have a significant effect on the amounts reported for health care plans. A one percentage point change in assumed health care trend rates would have the following effects:

                                                                   1% Increase     1% Decrease
                                                                   -----------     -----------
                                                                     (Dollars in Thousands)

Effect on total of service and interest cost components               $  15          $ (13)
Effect on postretirement benefit obligation                           $ 127          $(111)

6.      COMMITMENTS AND CONTINGENCIES

        Lease Commitments

        The Company has entered into various long-term noncancellable operating leases. Future minimum lease commitments at September 30, 2002 are as follows: fiscal 2003 - $5.9 million; fiscal 2004 - $5.2 million; fiscal 2005 - $4.3 million; fiscal 2006 - $3.1 million; fiscal 2007 - $2.0 million; and thereafter - $2.8 million.

        Rent expense for the years ended September 30, 2002, 2001 and 2000 was $4.1 million, $4.2 million and $3.7 million, respectively.

STERLING PULP CHEMICALS, LTD.
NOTES TO THE FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

6.     COMMITMENTS AND CONTINGENCIES (CONTINUED)

        Environmental and Safety Matters

        The Company's operations involve the handling, production, transportation, treatment, and disposal of materials that are classified as hazardous or toxic waste and that are extensively regulated by environmental and health and safety laws, regulations, and permit requirements. Environmental permits required for the Company's operations are subject to periodic renewal and can be revoked or modified for cause or when new or revised environmental requirements are implemented. Changing and increasingly strict environmental requirements can affect the manufacture, handling, processing, distribution, and use of the Company's chemical products and, if so affected, the Company's operations may be materially and adversely affected. In addition, changes in environmental requirements can cause the Company to incur substantial costs in upgrading or redesigning its facilities and processes, including waste treatment, storage, disposal, and other waste handling practices and equipment.

        The Company conducts environmental management programs designed to maintain compliance with applicable environmental requirements at all of its facilities. The Company routinely conducts inspection and surveillance programs designed to detect and respond to leaks or spills of regulated hazardous substances and to correct identified regulatory deficiencies. The Company believes that its procedures for waste handling are consistent with industry standards and applicable requirements. In addition, the Company believes that its operations are consistent with good industry practice. However, a business risk inherent with chemical operations is the potential for personal injury and property damage claims from employees, contractors and their employees, and nearby landowners and occupants. While the Company believes its business operations and facilities generally are operated in compliance in all material respects with all applicable environmental and health and safety requirements, the Company cannot be sure that past practices or future operations will not result in material claims or regulatory action, require material environmental expenditures, or result in exposure or injury claims by employees, contractors and their employees, and the public. Some risk of environmental costs and liabilities is inherent in the Company's operations and products, as it is with other companies engaged in similar businesses. In addition, a catastrophic event at any of the Company's facilities could result in the incurrence of liabilities substantially in excess of its insurance coverages.

        The Company's operating expenditures for environmental matters, mostly waste management and compliance, were approximately $2.8 million, $2.8 million and $1.9 million for fiscal years 2002, 2001 and 2000, respectively. The Company also spent approximately $0.4 million, $0.4 million and $0.4 million for environmentally related capital projects in fiscal years 2002, 2001 and 2000, respectively.

        A significant ban on all chlorine containing compounds could have a materially adverse effect on the Company's financial condition and results of operations. British Columbia had a regulation in place requiring elimination of the use of all chlorine products, including chlorine dioxide, in the bleaching process by December 31, 2002. However, in April 2001, a new government came into power in British Columbia. This new administration was aware of the issues surrounding this regulation and commissioned a study by the British Columbia Absorbable Organic Halogens (AOX) Scientific Advisory Panel. The panel concluded that there was no evidence available to it at this time to indicate that further reductions of effluent AOX beyond that already achieved would result in any demonstrable environmental benefit. On July 5, 2002, British Columbia amended the previous regulation that now permits a monthly average discharge of 0.6 kg of AOX per air dry metric ton, which is similar to the U.S. EPA regulations governing bleach pulp mills.

STERLING PULP CHEMICALS, LTD.
NOTES TO THE FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

6.      COMMITMENTS AND CONTINGENCIES (CONTINUED)

        Legal Proceedings

        The Company is subject to claims and legal actions that arise in the ordinary course of its business. The Company believes that the ultimate liability, if any, with respect to these claims and legal actions will not have a material adverse effect on its financial position, results of operations, or cash flows, although the Company cannot give any assurances to that effect.

        Guarantees and Pledges of Common Stock

        The subsidiaries of Chemicals which guaranteed the 12 3/8% Notes consist of Sterling Canada, Inc. (excluding Sterling Chemicals Acquisitions, Inc. and its subsidiaries), Sterling Pulp Chemicals US, Inc., Sterling Pulp Chemicals, Inc., Sterling Chemicals Energy, Inc., Sterling Chemicals International, Inc. and Sterling Fibers, Inc. which, together with Sterling Pulp Chemicals Ltd. and Sterling NRO, Ltd., are collectively referred to as the "Guarantors."

        In order to secure the repayment of the DIP Financing, the following pledges of stock were made by the holders of that stock:

        o In order to secure the fixed assets revolving credit facility, a first priority pledge of 100% of the common stock of the Guarantors incorporated in the United States and 35% of the common stock of the Guarantors incorporated outside the United States, and a second priority pledge of the remaining 65% of that stock; and

        o In order to secure all of the current assets revolving credit facility, a third priority pledge of 100% of the common stock of the Guarantors incorporated in the United States and 65% of the common stock of the Guarantors incorporated outside the United States and a second priority pledge of the remaining 35% of that stock.

        Effective July 19, 2001, the Debtors (excluding Holdings) entered into a Revolving Credit Agreement with a group of lenders led by The CIT Group/Business Credit, Inc. to provide up to $195 million in Debtor-In-Possession financing (the "DIP Financing"). By interim order dated July 18, 2001 and final order dated September 14, 2001, the Bankruptcy Court approved up to $155 million in lending commitments under the DIP Financing (the "Base Facility"), which was later increased to $195 million through the entry of a priming order by the Bankruptcy Court on November 2, 2001 (the "Priming Facility"). In separate actions, the indenture trustee for Chemicals' 12 3/8% Senior Secured Notes appealed both the final order for the Base Facility and the priming order for the Priming Facility to the United States District Court.

STERLING PULP CHEMICALS, LTD.
NOTES TO THE FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

6.      COMMITMENTS AND CONTINGENCIES (CONTINUED)

        After numerous proceedings before the United States District Court and the Bankruptcy Court, the United States District Court ultimately upheld the final order for the Base Facility in its original form and upheld the priming order for the Priming Facility in a modified form. The indenture trustee appealed these decisions by the United States District Court to the United States Court of Appeals for the 5th Circuit. The 5th Circuit consolidated all of the pending appeals. By agreement of the indenture trustee, the consolidated appeal has been held in abeyance pending the effectiveness of the Plan. Under the Plan, the indenture trustee will file a voluntary dismissal of the consolidated appeal upon the effective date of the Plan. In the event that the Plan does not become effective on or before January 1, 2003, in the absence of an agreement or order holding the consolidated appeal in abeyance for a longer period, the indenture trustee will be free to further pursue the consolidated appeal if it so desires.

        On July 23, 1999, Chemicals completed a private offering of $295,000,000 of its 12 3/8% Senior Secured Notes due 2006, which were subsequently exchanged for publicly registered 12 3/8% Notes with substantially similar terms (the "12 3/8% Notes"). The 12 3/8% Notes are senior secured obligations of Chemicals and rank equally in right of payment with all other existing and future senior indebtedness of Chemicals and senior in right of payment to all existing and future subordinated indebtedness of Chemicals. The 12 3/8% Notes are guaranteed by all of Chemicals' existing direct and indirect United States subsidiaries (other than Sterling Chemicals Acquisitions, Inc.) on a joint and several basis. Each subsidiary's guarantee ranks equally in right of payment with all of that subsidiary's existing and future senior indebtedness and senior in right of payment to all existing and future subordinated indebtedness of that subsidiary. The 12 3/8% Notes and the subsidiary guarantees are secured by:

        o a second priority lien on all of Chemicals' United States production facilities and related assets;

        o a second priority pledge of all of the capital stock of each subsidiary guarantor; and

        o a first priority pledge of 65% of the stock of certain of Chemicals' subsidiaries incorporated outside of the United States.

        As a result of the priming order, the second priority liens held by the 12 3/8% Notes on all Chemicals' United States production facilities and related assets and the capital stock of each subsidiary guarantor became third priority liens. The priming order does not affect the priority of the pledge held by the 12 3/8% Notes of 65% of the stock of certain of Chemicals' subsidiaries incorporated outside of the United States.

STERLING PULP CHEMICALS, LTD.
NOTES TO THE FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

6.      COMMITMENTS AND CONTINGENCIES (CONTINUED)

        The 12 3/8% Notes bear interest at the annual rate of 12 3/8%, payable semi-annually on January 15 and July 15 of each year commencing January 15, 2000. During the pendency of the Chapter 11 cases, interest may accrue to the extent permitted by the Bankruptcy Code but is not payable unless ordered by the Bankruptcy Court. Without regard to the Chapter 11 filings, and except as otherwise provided below, the 12 3/8% Notes may not be redeemed by Chemicals prior to July 15, 2003. From that date until July 15, 2004, the 12 3/8% Notes may be redeemed at a premium of the principal amount thereof at maturity of 106.188% and, from July 15, 2004 until July 15, 2005, the 12 3/8% Notes may be redeemed at a premium of the principal amount thereof at maturity of 103.094%. Thereafter, Chemicals may redeem the 12 3/8% Notes at their face value plus accrued and unpaid interest. Prior to July 15, 2002, Chemicals could redeem in the aggregate up to 35% of the original principal amount of the 12 3/8% Notes with the proceeds of one or more specified Public Equity Offerings. Such redemptions could be made at a redemption price of 112.375% of the face value of the 12 3/8% Notes plus accrued and unpaid interest to the redemption date. After such redemption, at least $191.75 million aggregate principal amount of the 12 3/8% Notes must remain outstanding. No redemptions may be made during the pendency of the Chapter 11 cases and these notes will be extinguished upon the Debtors' emergence from Chapter 11.

        As a result of the priming facility, in order to secure an additional $40 million of the current assets revolving credit facility, there is a first priority pledge of 100% of the common stock of the Guarantors incorporated in the United States and 35% of the common stock of the Guarantors incorporated outside the United States, and a second priority pledge of the remaining 65% of that stock, which will result in the lowering by one level of priority of each of the pledges described above.

        In order to secure the repayment of the 12 3/8% Notes, the holders of the Guarantors' common stock initially made a second priority pledge of 100% of the common stock of each of the Guarantors incorporated in the United States and a first priority pledge of 65% of the common stock of each of the Guarantors incorporated outside of the United States. However, after the issuance of the priming facility by the Bankruptcy Court, the priority of the pledge of the common stock of the Guarantors incorporated in the United States was lowered to a third priority pledge.

7.      RELATED PARTY TRANSACTIONS

        In the normal course of operations of the Company, the following represents significant transactions with related parties for the fiscal years ended September 30, 2002, 2001 and 2000:

                                                 Year ended September 30,
                                           ----------------------------------
                                            2002          2001          2000
                                           ------        ------        ------
                                                 (Dollars in Thousands)

Commonly-controlled companies:
  Sale of goods                            $3,635        $6,460        $7,334
  Purchase of goods                         7,440         8,364         6,087
  Administration fee revenue                  318           326           340
  Interest Expense                             --         2,299         4,663

STERLING PULP CHEMICALS, LTD.
NOTES TO THE FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

8.      FINANCIAL INSTRUMENTS

        Foreign Exchange

        The Company has previously entered into forward foreign exchange contracts to reduce risk due to Canadian dollar exchange rate movements. The forward foreign exchange contracts had varying maturities with none exceeding 18 months. The Company made net settlements of United States dollars for Canadian dollars at rates agreed to at inception of the contracts. The Company does not engage in currency speculation. The last of the Company's existing forward exchange contracts expired in March 2000, and it does not currently intend to enter into any additional forward exchange contracts.

        Electricity Contracts

        The Company periodically enters fixed price agreements for a portion of their electrical energy requirements. The Company had entered into a fixed price agreement relating to the supply of a portion of the electrical energy at one of the Canadian sodium chlorate production facilities. The difference between the forecasted price of energy and the fixed price resulted in the recognition of an unrealized gain (loss) of $0.2 million and $(1.2) million at September 30, 2002 and 2001, respectively, based on current market prices and quantities to be delivered. The current agreement expires December 31, 2002.

        Concentrations of Risk

        The Company sells its products primarily to companies involved in the pulp and paper manufacturing industries. The Company performs ongoing credit evaluations of its customers and generally does not require collateral for accounts receivable.

        The Company maintains cash deposits with major banks, which from time to time may exceed federally insured limits. The Company periodically assesses the financial condition of these institutions and believes that the possibility of any loss is minimal.

        Approximately 31% of the Company's employees are covered by union agreements. Two agreements will expire during fiscal 2003.

        Investments

        It is the policy of the Company to invest its excess cash in investment instruments or securities whose value is not subject to market fluctuations, such as certificates of deposit, repurchase agreements, or Eurodollar deposits with domestic or foreign banks or other financial institutions. Other permitted investments include commercial paper of major United States corporations with ratings of A1 by Standard & Poor's Ratings Group or P1 by Moody's Investor Services, Inc., loan participations of major United States corporations with a short term credit rating of A1/P1, and direct obligations of the United States Government or its agencies. In addition, not more than $5 million may be invested by the Company with any single bank, financial institution, or United States corporation.

STERLING PULP CHEMICALS, LTD.
NOTES TO THE FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

8.      FINANCIAL INSTRUMENTS (CONTINUED)

        Fair Value of Financial Instruments

        The carrying amounts reflected in the balance sheet for cash and cash equivalents, accounts receivable, accounts payable and certain accrued liabilities approximate fair value due to the short maturities of these instruments. The following table presents the carrying value and fair value of the long-term debt (including current maturities) at September 30, 2002:

                                                    Carrying             Fair
                                                      Value              Value
                                                    --------             -----
                                                       (Dollars in Millions)
Canadian Financing Agreement                          $ 5.2              $ 5.2

        The Canadian Financing Agreement has variable interest rates, the fair value approximates it carrying value, as the interest rate fluctuates with changes in market rates.

        At September 20, 2002 and 2001, the Company's forward power contract had a fair market value of $0.2 and ($1.2) million, respectively based on the Company's estimate of what the Company would have to pay to terminate the contract at September 30, 2002 and 2001.